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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD

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SPECIALIZED DISCLOSURE REPORT

Kinder Morgan, Inc.
(Exact name of the registrant as specified in its charter)

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Delaware	001-35081	80-0682103
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)
1001 Louisiana Street, Suite 1000, Houston, Texas 77002
(Address of principal executive offices)

Catherine James
(713) 369-9000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

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Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☐	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, ____.
☑	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

Section 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Disclosure of Payments by Resource Extraction Issuers

The specified payment disclosure required by this Item 2.01 is included as Exhibit 99.1 to this Specialized Disclosure Report on Form SD.

Section 3 – EXHIBITS

Item 3.01    Exhibits

Exhibit 2.01 – Interactive Data File (Resource Extraction Payment Report for the fiscal year ended December 31, 2024 filed in XBRL)

Exhibit 99.1 – Resource Extraction Payment Report as required by Item 2.01 of this Form

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KINDER MORGAN, INC.
Registrant

Dated: September 26, 2025	By:	/s/ David P. Michels
David P. Michels Vice President and Chief Financial Officer